EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of July 1, 1998, by and between ENTEX Information Services, Inc., a Delaware corporation (the "Company"), and Dort A. Cameron III ("Executive").


                              W I T N E S S E T H :

     WHEREAS, Executive has been employed by the Company and has served as Chairman of the Board of Directors of the Company;

     WHEREAS, the Company desires to secure the continued services of Executive and to enter into an agreement embodying the terms of such service arrangements (the "Agreement"); and

     WHEREAS, Executive desires to accept such employment and enter into such Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1. Employment.

     (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company shall hereby continue to employ Executive, and Executive hereby agrees to continue in the employ of the Company.

     (b) Term of Employment. Except as provided in Paragraph 5, the Company shall employ Executive for the period commencing on July 1, 1998 (the "Commencement Date") and ending on the third anniversary of the Commencement Date ("Employment Period").

     2. Position and Duties.

     During the Employment Period, Executive shall serve as an employee of the Company in such position or positions as Executive and the Board of Directors of the Company (the "Board") shall from time to time agree. During the Employment Period, the Company shall use its best efforts, including nominating Executive on the management slate, to have Executive elected and continued as Chairman of the Board. Executive's duties hereunder shall be consistent with his duties with the


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Company on the Commencement Date. During his employment hereunder, Executive shall devote the amount of his time reasonably required for him to perform the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts and judgment to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board, (ii) serving on the board of or working for any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not materially interfere with the performance of Executive's duties hereunder.

     Unless Executive consents otherwise in writing, Executive's services hereunder shall be performed at his office in Greenwich, Connecticut, subject to such reasonable travel as the performance of Executive's duties and the business of the Company may require.

     3. Compensation.

     (a) Base Salary. The Company shall pay Executive a base salary at the annual rate of $400,000. Executive's base salary shall be subject to increase from time to time at the discretion of the Board, and any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time is referred to herein as "Base Salary." The Company shall pay Executive his Base Salary in equal biweekly installments on the Company's regular pay dates.

     (b) Incentive Compensation. Executive will be eligible to participate in the Company's existing and future annual and long term incentive compensation programs (including any stock option or other stock-based compensation program) at a level determined from time to time by the Board.

     4. Benefits and Perquisites, Expenses.

     (a) Benefits. During the term of this Agreement, Executive shall be eligible to participate in any welfare benefit plan of the Company, including, without limitation, any group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, now existing or established hereafter, in accordance with


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and to the extent that Executive is eligible under the general provisions thereof. Executive shall also be eligible to participate in any pension, profit sharing, retirement, deferred compensation, and savings plans of the Company now existing or established hereafter, in accordance with and to the extent that Executive is eligible under the general provisions thereof. Notwithstanding the foregoing, the group life insurance benefits provided to Executive on the Commencement Date shall continue to be provided to Executive through the Employment Period, and Executive and the Company shall pay their respective portions of the cost of such coverage at rates in effect for senior executives. Notwithstanding the foregoing, the hospitalization, medical, dental and health coverage provided to Executive and his dependents on the Commencement Date (the "Medical Coverage") shall continue to be provided to Executive and his dependents on the same terms through the Employment Period, and the Company shall continue to provide such Medical Coverage on the same terms to Executive and his spouse for the remainder of their lives; provided, however, that the Company will not be obligated to provide post-employment Medical Coverage to the Executive or his spouse, as the case may be, if such person becomes eligible for comparable coverage from another employer or comparable coverage can be obtained at commercially reasonable rates for such person; provided further, however, that the Company's obligation to provide post-termination Medical Benefits to Executive and his dependents shall cease if, and when, the actual cost of such coverage to the Company (determined as set forth below) exceeds $1.5 million. The Medical Benefits costs which count toward the $1.5 million cap are those which are allocable to coverage after the Executive's termination of employment with the Company; provided, however, that in the case of termination of Executive's employment due to Disability (as defined below) or death, involuntary termination not for Cause (as defined below) or termination by the Executive for Good Reason (as defined below), the Medical Benefits costs which count toward the $1.5 million cap are those beginning on the later of (i) the first anniversary of termination of employment or (ii) the end of the Employment Period (determined without regard to early termination under Paragraph 5 below).

     (b) Perquisites. Executive shall be entitled to up to six weeks paid vacation time annually in accordance with the Company's policy. Executive shall also be entitled to receive such other perquisites as are generally provided to senior executives of the Company in accordance with the policies of the Company and at the discretion of the Board. In addition, the Company shall provide Executive with the use of an automobile


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selected by Executive with annual lease payments, insurance and maintenance costs of no more than $24,000. To the extent the annual lease payments, insurance and maintenance costs of such automobile exceed $24,000, Executive shall be responsible for such costs.

     (c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in performance of Executive's duties hereunder, including first class travel, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

     (d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity in accordance with the Indemnification Agreement between Executive and the Company dated August 1, 1996.

     5. Termination of Employment. The Employment Period shall terminate on the first to occur of Executive's death, termination due to Disability, termination by the Company for or without Cause or termination by Executive for or without Good Reason.

     (a) Termination Due to Death. In the event Executive's employment is terminated due to death, Executive's spouse, if she survives Executive, or otherwise Executive's estate, shall be entitled to receive the Base Salary at the time of death in biweekly installments on the Company's regular pay dates for the longer of (i) the remainder of the Employment Period without regard to earlier termination under this Paragraph 5 or (ii) one year.

     (b) Termination Due to Disability. In the event Executive's employment is terminated due to Disability (as defined below), Executive shall be entitled to receive the Base Salary at the time of Disability in equal biweekly installments on the Company's regular pay dates for the longer of (i) the remainder of the Employment Period without regard to earlier termination under this Paragraph 5 or (ii) one year.

     For purposes of this paragraph "Disability" shall mean that for a period of four consecutive months or for an aggregate of more than six months in any twelve month period Executive is incapable of substantially fulfilling the positions,


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authorities and responsibilities set forth in this Agreement, because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any question as to the existence, extent or potentiality of Executive's Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive's Disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.

     (c) Termination by the Company for Cause. Executive may be terminated for "Cause" by the Company. "Cause" shall mean (i) Executive is convicted of a felony involving moral turpitude, (ii) action by Executive involving willful malfeasance or gross misconduct in connection with his employment hereunder having a material adverse effect on the business of the Company, or (iii) substantial and continual refusal by Executive in breach of this Agreement to perform the duties ordinarily performed by a person in Executive's position or other duties assigned to Executive pursuant to the terms hereof. Executive shall be permitted to respond and defend himself before the Board within thirty days after written notification of any proposed termination for Cause which shall specify in detail the reasons for such termination. If the Board does not confirm by a three-fourth's affirmative vote (excluding the Executive) that the Company had grounds for termination for Cause, Executive shall have the option to treat his employment as not having terminated or as having been terminated by the Company Without Cause.

     In the event of a termination for Cause, Executive shall not be entitled to receive any termination benefits under this Agreement other than Executive's Base Salary through the date his employment terminates paid on the next regular pay date of the Company. However, Executive and his spouse shall continue to receive Medical Benefits as set forth in Paragraph 4(a) above.

     (d) Termination Without Cause or For Good Reason. A termination "Without Cause" shall mean a termination of employment by the Company other than due to Disability or for Cause. A termination for "Good Reason" shall mean a termination of employment by Executive following the occurrence of one or more

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of the following without Executive's written consent: a reduction in his annual
Base Salary; a material alteration in his authorities or responsibilities; the failure to elect or continue Executive as a Chairman of the Board of Directors of the Company; the failure to maintain directors and officers liability insurance covering Executive; or a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless Executive shall have delivered a written notice to the Board within 90 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason as a result of one of such events and such event, if capable of being cured, shall not be cured within 30 days of the receipt of the notice.

     In the event of a termination Without Cause or a Termination for Good Reason, Executive shall be entitled to receive the Base Salary at the time of termination in equal biweekly installments on the Company's regular pay dates for the longer of (i) the remainder of the Employment Period without regard to earlier termination under this Paragraph 5 and (ii) one year.

     6. Additional Rights. Nothing in this Agreement shall limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement or, if he obtains other employment, to set-off from amounts payable under this Agreement any remuneration paid or payable to Executive on account of such other employment.


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     8. Noncompetition, Nonsolicitation and
        Confidentiality.

     (a) Noncompetition. Executive hereby covenants and agrees that from the date hereof until three (3) years after the termination of his employment hereunder (the "Non-Compete Period") he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent Executive from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if Executive's services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than two percent (2%) of any class or type of securities of, or interest in, such Competitive Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity then conducted by the Company, regardless of where such Competitive Business is located.

     (b) Nonsolicitation. Unless Executive has obtained the prior written consent of the Company, he hereby covenants and agrees that, from the date hereof until the expiration of the Non-Compete Period, he shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times prior to the termination of his employment hereunder, whether or not he at any time had any direct or indirect account responsibility for, or contact with, such customer account.

     (c) Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose


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any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including data and other information relating to members of the Board and management), operating policies and manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries (collectively, "Confidential Information"), to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is otherwise in the public domain.

     (d) Company Property. Promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company and its subsidiaries, and all copies thereof in Executive's possession or under his control, including, without limitations all products or prototypes delivered to Executive for testing or evaluation and all Confidential Information in whatever media such Confidential Information is maintained.

     (e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction restraining Executive from committing any violation of the covenants and obligations with respect to noncompetition, nonsolicitation, confidentiality and Company property. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provision of this paragraph, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

     9. Governing Law and Arbitration.

     (a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of New York, New York and except to the extent inconsistent


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with this Agreement shall be conducted in accordance with the Voluntary Labor
Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration.

     (b) Governing Law. This Agreement shall be governed by the laws of the State of New York, determined without regard to the principles of conflict of laws thereof.

     10. Miscellaneous.

     (a) Survival. Paragraphs 4(a) (relating to benefits), 4(d) (relating to indemnification), 5 (relating to termination), 8 (relating to noncompetition, nonsolicitation and confidentiality) and 9 (relating to governing law and arbitration) shall survive the termination hereof.

     (b) Binding Effect. This Agreement shall be binding on the Company and any successors thereto. This Agreement shall also enure to the benefit of Executive's heirs, executors, administrators and legal representatives.

     (c) Assignment. Except as provided under Paragraph 10(b) (relating to binding effect), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

     (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein.

     (e) Severability Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event Paragraph 8 is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph should be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

     (f) Waiver. Waiver by any party of any breach or default by the other party of any of the provisions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties


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hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to such notice shall hereafter designate in accordance with the terms hereof):

                  If to the Company:

                           ENTEX Information Services, Inc.
                           Six International Drive
                           Rye Brook, NY 10573-1058

                           Attention: General Counsel

                  If to Executive:

                           Dort A. Cameron, III
                           The Airlie Group
                           115 E. Putnam Avenue
                           Greenwich, CT 06830

     (h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     (i) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws then in effect.




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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto set his hand as of the day and year first above written.

                                       ENTEX INFORMATION SERVICES, INC.
WITNESS:


                                       By: /s/ John A. McKenna, Jr.
-------------------------------            --------------------------------
                                            John A. McKenna, Jr.
                                            President


WITNESS:


                                       By: /s/ Dort A. Cameron III
-------------------------------            --------------------------------
                                            Dort A. Cameron III